Exhibit 7.1

                             CONSUMERS WATER COMPANY

                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1998 AND 1997
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of Consumers Water Company:

We have audited the accompanying consolidated balance sheets and the consolidated statements of capitalization and interim financing of Consumers Water Company (a Maine corporation) and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, change in common shareholders' investment and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consumers Water Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





Arthur Andersen LLP

Boston, Massachusetts
February 18, 1999
(Except with respect to the matter discussed in Note 12, as to which the date is March 10, 1999)

                             CONSUMERS WATER COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                For the Years Ended December 31,
                                                                 1998        1997        1996
OPERATING REVENUE                                              $ 98,469    $ 98,339    $ 93,589
COSTS AND EXPENSES:
   Operations and maintenance                                    42,852      42,659      42,734
   Depreciation                                                  11,992      11,270      10,128
   Taxes other than income                                       11,796      12,452      11,823
                                                               --------    --------    --------
          Operating expenses                                     66,640      66,381      64,685
                                                               --------    --------    --------
          Operating income                                       31,829      31,958      28,904
                                                               --------    --------    --------
OTHER INCOME AND (EXPENSE):
   Interest expense                                             (13,702)    (15,277)    (14,635)
   Construction interest capitalized                                509         398         780
   Preferred dividends and minority interest of subsidiaries       (158)       (166)       (143)
   Gains (losses) on sales of properties                          6,733         690        (342)
   Other                                                          1,553       1,032         296
                                                               --------    --------    --------
          Other expense                                          (5,065)    (13,323)    (14,044)
                                                               --------    --------    --------

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES          26,764      18,635      14,860
INCOME TAXES (Note 2)                                            10,513       6,559       5,379
                                                               --------    --------    --------
EARNINGS FROM CONTINUING OPERATIONS:
   Income from continuing operations                             16,251      12,076       9,481
                                                               --------    --------    --------
LOSS FROM DISCONTINUED OPERATIONS:
   Before discontinuance                                           --          (387)     (3,230)
   Provision for loss on disposal of discontinued operations       --        (2,350)       --
                                                               --------    --------    --------
          Total from discontinued operations                       --        (2,737)     (3,230)
                                                               --------    --------    --------
          Net income                                           $ 16,251    $  9,339    $  6,251
                                                               ========    ========    ========
WEIGHTED AVERAGE SHARES OUTSTANDING                               9,005       8,857       8,625
                                                               ========    ========    ========
BASIC EARNINGS PER COMMON SHARE:
   Continuing operations                                       $   1.80    $   1.36    $   1.09
                                                               --------    --------    --------
   Discontinued operations-
     Before discontinuance                                         --         (0.04)      (0.37)
     Loss from disposal of discontinued operations                 --         (0.27)       --
                                                               --------    --------    --------
          Total discontinued operations                            --         (0.31)      (0.37)
                                                               --------    --------    --------
          Total basic earnings per common share                $   1.80    $   1.05    $   0.72
                                                               ========    ========    ========
DILUTED EARNINGS PER COMMON SHARE:
   Continuing operations                                       $   1.80    $   1.36    $   1.09
                                                               --------    --------    --------
   Discontinued operations-
     Before discontinuance                                         --         (0.04)      (0.37)
     Loss from disposal of discontinued operations                 --         (0.27)       --
                                                               --------    --------    --------
          Total discontinued operations                            --         (0.31)      (0.37)
                                                               --------    --------    --------
          Total diluted earnings per common share              $   1.80    $   1.05    $   0.72
                                                               ========    ========    ========
Dividends Declared per Common Share                            $   1.23    $   1.21    $   1.20
                                                               ========    ========    ========


                The accompanying notes are an integral part of these
                       consolidated financial statements.

                                                CONSUMERS WATER COMPANY

                                              CONSOLIDATED BALANCE SHEETS

                                                (DOLLARS IN THOUSANDS)

                                                                                     For the Years Ended
                                                                                         December 31,
                                                                                       1998       1997
                                     ASSETS

PROPERTY, PLANT AND EQUIPMENT, AT COST:
   Plant in service                                                                  $479,211   $499,087
   Less--Accumulated depreciation                                                      96,703     92,787
   Construction work in progress                                                       23,878     11,843
                                                                                     --------   --------
          Net property, plant and equipment                                           406,386    418,143
                                                                                     --------   --------
ASSETS OF DISCONTINUED OPERATIONS, NET (Note 11)                                        1,190      2,679
                                                                                     --------   --------
INVESTMENTS, AT COST                                                                    1,613      1,520
                                                                                     --------   --------
CURRENT ASSETS:
   Cash and cash equivalents (Note 1)                                                   7,583      2,694
   Accounts receivable, net of reserves of $936 in 1998 and $924 in 1997                8,488      8,695
   Unbilled revenue                                                                     5,049      5,077
   Inventories (Note 1)                                                                 1,948      2,068
   Prepayments and other                                                                5,874      6,585
                                                                                     --------   --------
          Total current assets                                                         28,942     25,119
                                                                                     --------   --------
OTHER ASSETS:
   Funds restricted for construction activity (Note 3)                                   --        1,079
   Deferred charges and other assets                                                   18,160     17,159
                                                                                     --------   --------
          Total other assets                                                           18,160     18,238
                                                                                     --------   --------
                                                                                     $456,291   $465,699
                                                                                     ========   ========

                    SHAREHOLDERS' INVESTMENT AND LIABILITIES

CAPITALIZATION (SEE SEPARATE STATEMENT):
   Common shareholders' investment                                                   $114,696   $108,657
   Preferred shareholders' investment                                                   1,044      1,044
   Minority interest                                                                    2,589      2,370
   Long-term debt                                                                     151,483    171,771
                                                                                     --------   --------
          Total capitalization                                                        269,812    283,842
                                                                                     --------   --------
CONTRIBUTIONS IN AID OF CONSTRUCTION                                                   74,697     77,297
                                                                                     --------   --------
CURRENT LIABILITIES:
   Interim financing (see separate statement)                                          19,839     19,666
   Accounts payable                                                                     8,554      5,177
   Accrued taxes (Note 2)                                                               8,391      9,945
   Accrued interest                                                                     3,953      3,919
   Dividends payable                                                                    2,812      2,754
   Accrued expenses and other                                                          10,624     10,310
                                                                                     --------   --------
          Total current liabilities                                                    54,173     51,771
                                                                                     --------   --------
COMMITMENTS AND CONTINGENCIES (Note 9)

DEFERRED CREDITS:
   Customers' advances for construction                                                21,928     22,049
   Deferred income taxes (Note 2)                                                      31,746     26,246
   Unamortized investment tax credits                                                   3,935      4,494
                                                                                     --------   --------
                                                                                     $456,291   $465,699
                                                                                     ========   ========

                The accompanying notes are an integral part of these
                       consolidated financial statements.

                             CONSUMERS WATER COMPANY

         CONSOLIDATED STATEMENTS OF CAPITALIZATION AND INTERIM FINANCING

                             (DOLLARS IN THOUSANDS)

                                                                     For the Years Ended
                                                                         December 31,
                                                                       1998       1997
CAPITALIZATION (Notes 3 and 5)

COMMON SHAREHOLDERS' INVESTMENT:
   Common stock, $1 par value
   Authorized--15,000,000 shares
     Issued--9,020,037 shares in 1998 and 8,967,894 shares in 1997   $  9,020   $  8,968
   Amounts in excess of par value                                      80,440     79,555
   Reinvested earnings                                                 25,236     20,134
                                                                     --------   --------
                                                                      114,696    108,657
PREFERRED SHAREHOLDERS' INVESTMENT:
   Preferred stock, $100 par value                                      1,044      1,044
                                                                     --------   --------
MINORITY INTEREST:
   Common stock, at equity                                                911        692
   Preferred stock                                                      1,678      1,678
                                                                     --------   --------
                                                                        2,589      2,370
                                                                     --------   --------
LONG-TERM DEBT:
   First mortgage bonds, debentures and promissory notes-

          Maturities Interest Rate Range
            1998               5.94%                                     --            1
            1999               7.00% to 8.50%                               8     17,027
            2000               5.94% to 8.59%                          10,404          8
            2001-2003          8.75%                                     --        1,215
            2004-2008          0.00% to 9.50%                           5,030     13,520
            2009-2013          1.00% to 9.50%                           9,839     13,899
            2014-2018          10.40%                                   6,000        126
            Thereafter         5.60% to 9.80%                         120,731    126,811
                                                                     --------   --------
         Total first mortgage bonds, debentures and notes             152,012    172,607
                                                                     --------   --------
   Less--Sinking fund requirements and current maturities                 529        836
                                                                     --------   --------
                                                                      151,483    171,771
                                                                     --------   --------
          Total capitalization                                        269,812    283,842
                                                                     --------   --------
INTERIM FINANCING (Note 4):
   Notes payable                                                       19,310     18,830
   Sinking fund requirements and current maturities                       529        836
                                                                     --------   --------
          Total interim financing                                      19,839     19,666
                                                                     --------   --------
          Total capitalization and interim financing                 $289,651   $303,508
                                                                     ========   ========

                The accompanying notes are an integral part of these
                       consolidated financial statements.

                             CONSUMERS WATER COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                   For the Years Ended December 31,
                                                                                     1998        1997        1996
OPERATING ACTIVITIES:
   Net income                                                                      $ 16,251    $  9,339    $  6,251
   Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization                                                   13,755      13,397      11,944
     Deferred income taxes and investment tax credits                                 4,941       1,556       2,466
     (Gains) losses on sales of properties                                           (6,680)       (689)        342
     Changes in assets and liabilities-
         (Increase) decrease  in accounts receivable and unbilled revenue              (446)        214        (544)
         Increase in inventories                                                       --           (14)        (19)
         Decrease (increase) in prepaid expenses                                        680         263      (1,015)
         Increase in accounts payable and accrued expenses                            1,349       2,447         578
   Change in other assets, net of change in other liabilities of continuing
     operations                                                                      (3,206)     (1,226)     (3,188)
   Change in assets, net of change in liabilities of discontinued operations          1,489         184       1,082
   Loss on disposal of discontinued operations                                         --         2,350        --
                                                                                   --------    --------    --------
          Total adjustments                                                          11,882      18,482      11,646
                                                                                   --------    --------    --------
          Net cash provided by operating activities                                  28,133      27,821      17,897
                                                                                   --------    --------    --------

INVESTING ACTIVITIES:
   Capital expenditures                                                             (30,052)    (27,605)    (34,946)
   Payment received on a note receivable                                               --          --         1,330
   Decrease (increase) in funds restricted for construction activity                  1,079       1,301      (2,093)
   Increase (decrease) in construction accounts payable                               1,001        (813)        205
   Net cash cost of acquisition (Note 6)                                               --          --        (1,988)
   Proceeds from sales of properties (Note 7)                                        33,728         437         990
                                                                                   --------    --------    --------
          Net cash provided by (used in) investing activities                         5,756     (26,680)    (36,502)
                                                                                   --------    --------    --------

FINANCING ACTIVITIES:
   Net borrowing of short-term debt                                                     480       1,476       6,724
   Proceeds from issuance of long-term debt                                           1,875        --        11,410
   Repayment of long-term debt                                                      (22,470)       (955)       (716)
   Proceeds from issuance of stock                                                      937       4,095       4,182
   Advances and contributions in aid of construction                                  2,347       7,010       8,437
   Repayments of advances                                                            (1,078)     (1,167)     (1,294)
   Taxes paid by developers on advances and contributions in aid of construction       --            (4)       (383)
   Cash dividends paid                                                              (11,091)    (10,677)    (10,397)
                                                                                   --------    --------    --------
          Net cash (used in) provided by financing activities                       (29,000)       (222)     17,963
                                                                                   --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  4,889         919        (642)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                          2,694       1,775       2,417
                                                                                   --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                             $  7,583    $  2,694    $  1,775
                                                                                   ========    ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION FROM CONTINUING OPERATIONS:
   Cash paid during the year for-
     Interest (net of amounts capitalized)                                         $ 12,854    $ 14,525    $ 13,306
     Income taxes                                                                  $  4,473    $  2,782    $  4,538
NONCASH INVESTING AND FINANCING ACTIVITIES FOR THE YEAR:
   Property advanced or contributed                                                $  3,276    $  2,083    $  1,543

                The accompanying notes are an integral part of these
                       consolidated financial statements.

                             CONSUMERS WATER COMPANY

      CONSOLIDATED STATEMENTS OF CHANGE IN COMMON SHAREHOLDERS' INVESTMENT


                                 Number of
                                 Shares, $1
                                 Par Value,
                                 Issued and      Excess of        Reinvested
                                Outstanding      Par Value        Earnings
                                                    (Dollars in Thousands)
BALANCE, DECEMBER 31, 1995      8,494,686        $  71,718        $  25,786
   Net income                        --               --              6,251
   Cash dividends-
     Common shares                   --               --            (10,386)
     Preferred shares                --               --                (55)
   Dividend reinvestment plan     215,128            3,571             --
   Employee benefit plans          22,388              384             --
   Other                             --                 13                1
                                ---------        ---------        ---------

BALANCE, DECEMBER 31, 1996      8,732,202           75,686           21,597
   Net income                        --               --              9,339
   Cash dividends-
     Common shares                   --               --            (10,748)
     Preferred shares                --               --                (54)
   Dividend reinvestment plan     211,886            3,463             --
   Employee benefit plans          23,806              404             --
   Other                             --                  2             --
                                ---------        ---------        ---------

BALANCE, DECEMBER 31, 1997      8,967,894           79,555           20,134
   Net income                        --               --             16,251
   Cash dividends-
     Common shares                   --               --            (11,094)
     Preferred shares                --               --                (55)
   Dividend reinvestment plan       9,795              150             --
   Employee benefit plans          42,016              735             --
   Other                              332             --               --
                                ---------        ---------        ---------

BALANCE, DECEMBER 31, 1998      9,020,037        $  80,440        $  25,236
                                =========        =========        =========



                The accompanying notes are an integral part of these
                       consolidated financial statements.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998




(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

     Consumers Water Company (Consumers or the Company) is a holding and management company whose principal business is the ownership and operation of water utility subsidiaries. Consumers owns directly or indirectly at least 95% of the voting stock of seven water companies (the Consumers Water Subsidiaries) which operate 27 divisions providing water service to approximately 226,000 customers in five states. On April 9, 1998, the Company disposed of the utility assets of Consumers New Hampshire Water Company, as discussed in Note (7). The Company also owns 100% of Consumers Applied Technologies, Inc. (CAT), which formerly provided services primarily in the areas of meter installation, corrosion engineering, contract operations and water conservation. On April 29, 1997, the Company announced its intention to dispose of CAT.

     On March 10, 1999, Consumers became a wholly owned subsidiary of Philadelphia Suburban Corporation as discussed more fully in Note 12.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Consumers and its water utility and utility services subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements and related notes have been restated to reflect the Company's utility services subsidiary, CAT, as a discontinued operation (see Note 7).

     Regulation

     The rates, operations, accounting and certain other practices of the Company's utility subsidiaries are subject to the regulatory authority of state public utility commissions.

     Property, Plant and Equipment

     The utility subsidiaries generally capitalize interest at current rates on short-term notes payable used to finance major construction projects. Utility plant construction costs also include payroll, related fringe benefits and other overhead costs associated with construction activity. Depreciation is provided principally at straight-line composite rates. Depreciation rates are based on the estimated useful lives of the assets which range from 2 to 100 years. The consolidated provision, based on average amounts of depreciable utility plant (which excludes contributions in aid of construction and customers' advances for construction for most subsidiaries), approximated 3.1% in 1998, 2.9% in 1997, 2.8% in 1996. Under composite depreciation, when property is retired or sold in the normal course of business, the entire cost, including net cost of removal, is charged to accumulated depreciation, and no gain or loss is recognized.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)


     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition

     All of the utility subsidiaries accrue estimated revenue for water distributed but not yet billed as of the balance sheet date.

     Cash Flows

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

     Disclosures about Fair Value of Financial Instruments

     The carrying amount of cash, temporary investments, notes receivable and preferred stock approximate their fair value. The fair value of long-term debt based on borrowing rates currently available for loans with similar terms and maturities is approximately $160 million.

     Inventories

     Inventories generally consist of materials and supplies. They are stated at the lower of cost (average cost method) or market.

     Other Assets

     Deferred charges as of December 31, 1998 include the following:

                                                 (Dollars in
                                                  millions)

                                Financing charges   $   5.6
                                Rate case expense       1.6
                                Regulatory assets       7.9
                                Other expenses          3.1
                                                    -------
                                                    $  18.2
                                                    =======

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)

     Deferred financing charges are amortized over the lives of the related debt issues. The expenses related to rate proceedings are deferred and amortized over periods that generally range from one to three years, as permitted by the governing regulatory authority. Regulatory assets result from providing deferred income taxes on items not allowed currently in rates, as more fully discussed in Note 2. Other expenses also include preliminary survey and investigation costs and certain items amortized, subject to regulatory approval, over their anticipated period of recovery.

     Customers' Advances/Contributions in Aid of Construction

     The water subsidiaries periodically receive property or cash to reimburse the subsidiary for installing property for or on behalf of the customers subject to written agreements. The terms of these agreements indicate whether and under what circumstances these amounts are refundable. Amounts that are not refundable are recorded as contributions in aid of construction. For most of the subsidiaries, contributions in aid of construction remains on the balance sheet until the property is retired. Contributed property generally is not depreciated. Certain of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property based on specific orders of their governing regulatory authorities.

     In accordance with Internal Revenue Code (IRC) Section 118(b), the Company's water subsidiaries have been required to report as taxable income all contributions in aid of construction and customer advances received after 1986, and to make corresponding additions to the tax basis of its depreciable property for such amounts. However, pursuant to the Small Business Job Protections Act of 1996, which added IRC Section 118(c), water utilities are not required to recognize contributions in aid of construction or customer advances in taxable income after June 12, 1996.

     Income Taxes

     The Company and its subsidiaries file a consolidated federal income tax return. The rate-making practices followed by most regulatory agencies allow the utility subsidiaries to recover, through customer rates, federal and state income taxes payable currently and deferred taxes related to certain temporary differences between pretax accounting income and taxable income. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. The Company expects that these regulatory assets will be recovered through customer rates in the future when such taxes become payable.

     Investment Tax Credits

     Investment tax credits of utility subsidiaries are deferred and amortized over the estimated useful lives of the related properties. Effective January 1, 1986, investment tax credits were eliminated by the Tax Reform Act of 1986 except for property meeting specific transitional rules.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)

     Earnings (Loss) per Common Share

     Earnings (loss) per common share are based on the annual weighted average number of shares outstanding and common share equivalents. The effect of employee stock options, which are included as common share equivalents in the diluted earnings per share calculation, is not significant.

     Impairment of Long-Lived Assets

     SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of, requires impairment losses on long-lived assets to be recognized when an asset's book value exceeds its expected future cash flows (undiscounted). This statement imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted this standard in 1996. The adoption of SFAS No. 121 did not have a material impact on the financial position or results of operations of the Company.

     New Accounting Pronouncements

     SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Other Related Information, require certain disclosures and presentations in the financial statements. While these standards apply to other utilities, management has determined they do not currently apply to the Company.

(2)  INCOME TAX EXPENSE

     The Company uses the liability method in accounting for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. Such temporary differences are the result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. To the extent such income taxes are recoverable or payable through future rates, regulatory assets and liabilities have been recorded in the accompanying consolidated balance sheets. Net regulatory assets of approximately $3.7 million and $4.2 million at December 31, 1998 and 1997, respectively, are reflected in the consolidated balance sheets.

     Accumulated deferred taxes consisted of tax assets of $1,746,000 and $1,972,000 related to alternative minimum tax in 1998 and 1997, respectively, and are offset by liabilities of $32,848,000 and $27,836,000 which are predominantly related to depreciation and other plant related differences in 1998 and 1997, respectively. Deferred tax assets are expected to be realized in the future; therefore, no valuation allowance has been recorded.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)


     The components of income tax expense from continuing operations reflected in the consolidated statements of income are as follows:

                                              For the Years Ended December 31,
                                                1998        1997        1996
(Dollars in Thousands)

Federal-
 Currently payable                          $  4,278    $  4,738    $  3,072
 Deferred                                      4,077       1,269       1,994
 Investment tax credit amortization             (558)       (187)       (185)
                                            --------    --------    --------
                                               7,797       5,820       4,881
State-
 Currently payable                             1,553         287         202
 Deferred                                      1,161         450         292
 Investment tax credit amortization                2           2           4
                                            --------    --------    --------
                                               2,716         739         498
                                            --------    --------    --------

 Total provision                            $ 10,513    $  6,559    $  5,379
                                            ========    ========    ========

     The table below reconciles the federal statutory rate to a rate computed by dividing income tax expense, as shown in the previous table, by income from continuing operations before income tax expense.



                                                1998        1997        1996

 Statutory rate                                 34.0%       34.0%       34.0%
 Gain on sale of properties                      4.3         --          --
 State taxes, net of federal benefit             2.4         2.6         2.2
 Effect of decrease in statutory rate on
 reversing timing items                         (2.3)        (.5)        (.4)
 Investment tax credit amortization             (2.1)       (1.0)       (1.3)
 Other                                           3.0          .2         1.4
                                              ------      ------      ------
                                                39.3%       35.3%       35.9%
                                              ======      ======      ======

(3)  LONG-TERM DEBT

     Maturities and sinking fund requirements of the first mortgage bonds, debentures and notes, including capitalized leases, are $529,000 in 1999, $11,712,000 in 2000, $1,312,000 in 2001, $1,312,000 in 2002, $1,314,000 in
    2003 and $135,833,000 thereafter.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)

     Substantially all of the Company's water utility plant is pledged as security under various indentures or mortgages. The indentures restrict cash dividends and repurchases of the Company's subsidiary's common stocks. The various water utility subsidiaries' indentures generally prohibit the payment of dividends on common shares in excess of retained earnings plus a stated dollar amount. Approximately $37.7 million of reinvested earnings were not so restricted at December 31, 1998. The Company has no cash dividend restrictions on its retained earnings of $25.2 million.

     Funds restricted for construction activity were obtained through the issuance of tax exempt bonds, the use of which is restricted for utility plant construction. At December 31,1998, there were no restricted funds remaining. Interest income earned is included in other, in the accompanying consolidated statements of income.

(4)  NOTES PAYABLE

     Notes payable are incurred primarily for temporary financing of plant expansion. It is the subsidiaries' intent to repay these borrowings with the proceeds from the issuance of long-term debt or equity securities. Certain information related to the borrowings of the continuing operations is as follows:


(Dollars in Thousands)                                     1998       1997       1996
Unused lines of bank credit                             $69,990    $69,970    $72,646

Borrowings outstanding at year-end                       19,310     18,830     17,354
                                                        -------    -------    -------

Total lines of bank credit                              $89,300    $88,800    $90,000
                                                        =======    =======    =======

Monthly average borrowings during the year              $15,689    $18,914    $17,071
                                                        =======    =======    =======

Maximum borrowings at any month-end during the year     $19,640    $20,430    $20,615
                                                        =======    =======    =======

Weighted average annual interest rate during the year       6.6%       6.9%       7.0%
                                                        =======    =======    =======

Weighted average interest rate on borrowings
outstanding at year-end                                     6.0%       6.9%       6.7%
                                                        =======    =======    =======

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)


(5)  SHAREHOLDERS' INVESTMENT

     As of December 31, 1998, the Company reserved issuable common shares for the following purposes:

     401(k) Savings Plan                                     386,970
     Stock Option Plans                                       57,600
     Long-term Incentive Plan                                400,000
                                                             -------
                                                             844,570
                                                             =======

     The stock option plans approved by stockholders in 1988 and 1993 provide for the sale of shares to eligible key employees of the Company and its subsidiaries. The plans provide that option prices shall not be less than 100% of the fair market value on the date of the grant. The options expire after five years. During 1998, no options were granted, 23,500 options were exercised, and 25,300 options lapsed and were canceled. During 1997, no options were granted, 2,000 options were exercised, and 20,600 options lapsed and were canceled. During 1996, 30,000 options were granted, 1,300 options were exercised and 19,654 options lapsed and were canceled. At December 31, 1998, options for 48,600 shares were exercisable at prices of $17.25, $16.75, and $17.50 per share. Stock options were exercised in 1998 at $18.25, $17.50, $17.25 and $16.75 per share. Stock options were exercised in 1997 at $16.75. Stock options were exercised in 1996 at $16.50.

     Information regarding outstanding preferred stock ($100 par value) of the Company and its subsidiaries is as follows:


                                                                                                                  Par Value
                                                                                                                  of Shares
                                                Cumulative     Current Call                                      Outstanding
                                              Dividend Rate      Price Per         Shares       Shares Issued    (Dollars in
                                                    %              Share         Authorized    and Outstanding   Thousands)
   Consumers Pennsylvania-
      Shenango Valley Division                           5           $ 110           10,000           9,964          $  996
   Consumers Illinois Water Company                  5-1/2             107            5,000           3,577             358
   Consumers Maine Water Company                         5             105            4,000           2,739             274
   Consumers Water Company                           5-1/4             105           30,000          10,438           1,044
   Consumers Water Company                              --            None          120,000              --              --


     In addition to the shares listed above, the Company owns 36 preferred shares of Consumers Pennsylvania Water Company-Shenango Valley Division, 423 preferred shares of Consumers Illinois Water Company and 11 preferred shares of Consumers Maine Water Company.

     Of the total 30,000 Consumers Water Company preferred shares authorized with voting rights, 15,925 shares have been designated 5-1/4% Cumulative

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)


     Preferred Stock Series A. The remaining 14,075 shares are undesignated. The difference between par value and acquisition price was credited to amounts in excess of par value.

     The Company adopted the disclosure-only option under SFAS No. 123, Accounting for Stock-Based Compensation, as of December 31, 1996. The Company issued no stock options in 1998 or 1997 and does not plan to issue any in the future. If the fair value based accounting had been used, 1996 net income would have been $6,243,000 compared to $6,251,000 as reported. Earnings per share would not change from the reported amounts. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the year ended December 31, 1996: expected volatility of 6.57%; risk-free interest rate of 5.54%; expected life of 5 years and dividend yields of 6.89% for the year. The weighted average fair value of each option granted during the year ended December 31, 1996 was $0.40.

(6)  ACQUISITIONS

     On September 16, 1998, the Company, through its subsidiary, Consumers New Jersey Water Company, acquired the stock of Woolwich Water and Woolwich Sewer Companies. The Companies were subsequently merged into Consumers New Jersey Water Company.

     On November 18, 1996, the Company, through its subsidiary, Consumers Maine Water Company, acquired the stock of the Bucksport Water Company for $1,079,000. Bucksport Water Company was subsequently merged into Consumers Maine Water Company.

     On September 10, 1996, the Company, through its subsidiary, Consumers Maine Water Company, acquired the assets of Hartland Water Company for $148,000.

     On September 23, 1996, the Company, through its subsidiary, Consumers Pennsylvania Water Company-Shenango Valley Division, acquired the assets of Mercer Water Company for $761,000.

     All of these acquisitions were accounted for using the purchase method of accounting, and the results of their operations have been included in the consolidated financial statements since the date of acquisition.

(7)  DISPOSITIONS

     Gains (losses) net of taxes equaled $3,943,000 or $0.44 per share, $425,000 or $0.05 per share, and ($240,000) or ($0.03) per share in 1998, 1997, and
     1996, respectively. These gains (losses) were due to several small land sales in Ohio, Illinois, Pennsylvania, New Hampshire and Maine plus the sale of Consumers New Hampshire Water Company's utility assets as described below.

     The Company has sold six divisions with customers totaling approximately 23,000 under the threat of eminent domain since 1991. The gain on these sales totaled over $10.9 million. This includes the April 9, 1998 sale of Consumers New Hampshire Water Company's utility assets to the Town of

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)



     Hudson under the New Hampshire condemnation statute for $33.7 million net of certain closing costs. The sale generated a gain of $3.9 million, net of taxes, or $0.43 per share, and was recorded in the second quarter of 1998. Consumers New Hampshire had $6.5 million in sales, $744,000 in net income and 8,229 customers in 1997.

(8)  PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     In December 1998, the Company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates certain disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS 132 supersedes the disclosure requirements of SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

     The Company has a defined benefit pension plan covering substantially all of its employees. Pension benefits are based on years of service and the employee's average salary during the last five years of employment. The Company's funding policy is to contribute an amount that will provide for benefits attributed to service to date and for those expected to be earned in the future by current participants, to the extent deductible for income tax purposes. The Company also has a non-qualified Supplemental Executive Retirement Plan which covers eligible members of senior management.

     In addition to pension benefits, employees retiring from the Company in accordance with the retirement plan provisions are entitled to postretirement health care and life insurance coverage. These benefits are subject to deductibles, co-payment provisions and other limitations. The Company may amend or change the plan periodically. In 1997, the Company established a Voluntary Employee Benefit Association (VEBA). The Company contributed $440,941 to the VEBA during 1998.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)


       The Company has adopted the delayed recognition method under which the unrecorded SFAS 106 liability as of January 1, 1993, will be amortized to expense on the straight-line basis over a 20-year period.

                                                             Pension Benefits                  Other Benefits
                    As of December 31,                    1998             1997             1998            1997
Change in benefit obligation-
 Benefit obligation at beginning of year             $ 36,216,111     $ 32,457,979     $  3,479,822     $  3,225,825
 Service cost                                           1,238,698        1,089,726           90,600           95,700
 Interest cost                                          2,692,752        2,531,328          251,600          254,300
 Participant contributions                                   --               --               --               --
 Plan amendments                                          793,167             --               --               --
 Acquisitions/divestitures                                   --               --               --               --
 Curtailment (gain) or loss                                  --               --               --               --
 Settlement (gain) or loss                                   --               --               --               --
 Special termination benefits                              55,846             --               --               --
 Benefits paid                                         (1,800,123)      (1,557,149)        (139,021)        (133,414)
 Settlement payments                                         --               --               --               --
 Actuarial loss                                         3,798,195        1,694,227           85,423           37,411
                                                     ------------     ------------     ------------     ------------
 Benefit obligation at end of year                   $ 42,994,646     $ 36,216,111     $  3,768,424     $  3,479,822
                                                    ============     ============     ============     ============


Change in plan assets-
 Fair value of plan assets at beginning of year      $ 42,660,570     $ 38,111,687     $       --       $       --
 Actual return on plan assets                           6,514,829        6,106,032           44,031             --
 Acquisitions/divestitures                                   --               --               --               --
 Employer contributions                                    55,846             --            419,941          133,414
 Participant contributions                                   --               --               --               --
 Benefits paid                                         (1,800,123)      (1,557,149)        (139,021)        (133,414)
 Settlement payments                                         --               --               --               --
                                                     ------------     ------------     ------------     ------------
 Fair value of plan assets at end of year            $ 47,431,122     $ 42,660,570     $    324,951     $       --
                                                     ============     ============     ============     ============

Reconciliation of funded status-
 Funded status                                       $  4,436,476     $  6,444,459     $ (3,443,473)    $ (3,479,822)
 Contributions for fourth quarter                            --               --            356,700          335,700
 Unrecognized actuarial gain                           (6,794,907)      (8,099,662)      (1,085,964)      (1,211,256)
 Unrecognized transition (asset) or obligation         (2,243,402)      (2,449,830)       2,245,900        2,406,300
 Unrecognized prior service cost                        2,291,239        1,746,616             --               --
                                                     ------------     ------------     ------------     ------------
 Net amount recognized at year-end                   $ (2,310,594)    $ (2,358,417)    $ (1,926,837)    $ (1,949,078)
                                                     ============     ============     ============     ============

Amounts recognized in the statement of
 financial position consist of-
 Prepaid benefit cost                                $       --       $       --       $       --       $       --
 Accrued benefit liability                             (2,310,594)      (2,358,417)      (1,926,837)      (1,949,078)
 Intangible asset                                            --               --              N/A               N/A
 Accumulated other comprehensive income                      --               --              N/A               N/A
                                                     ------------     ------------     ------------     ------------
 Net amount recognized at year-end                   $ (2,310,594)    $ (2,358,417)    $ (1,926,837)    $ (1,949,078)
                                                    ============     ============     ============     ============

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)




                                                            Pension Benefits                  Other Benefits
                    As of December 31,                   1998             1997             1998            1997
Components of net periodic benefit cost-
 Service cost                                        $  1,238,698     $  1,089,726     $     90,600     $     95,700
 Interest cost                                          2,692,752        2,531,328          251,600          254,300
 Expected return on plan assets                        (3,763,713)      (3,356,578)         (22,700)            --
 Amortization of prior service cost                       248,544          212,081             --               --
 Amortization of transitional (asset) or obligation      (206,428)        (206,428)         160,400          160,400
 Recognized actuarial gain                               (257,676)        (230,470)         (61,200)         (63,400)
                                                     ------------     ------------     ------------     ------------
 Net periodic benefit cost                           $    (47,823)    $     39,659     $    418,700     $    447,000
                                                     ============     ============     ============     ============

Additional (gain) or loss recognized due to-
 Curtailment                                          $       --       $       --       $       --       $       --
 Settlement                                                   --               --               --               --
 Special Termination Benefits                              55,846             --               --               --

Weighted-average assumptions
as of September 30-
 Discount rate                                               7.00%            7.50%            7.00%            7.50%
 Expected long-term rate of return on plan assets            9.00%            9.00%            9.00%            9.00%
 Rate of compensation increase                               4.50%            4.50%            4.50%            4.50%

     Assumed Health Care Cost Trend

     For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate is assumed to decrease by 0.5% annually until 2001 and remain at 5.0% thereafter.

     Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend rates would have the following effects.

                                                         One-Percentage One-Percentage
                                                         Point Increase Point Decrease
Effect on total of service and interest cost components
for 1998                                                    $  30,763   $ (22,704)
Effect on year-end 1998 postretirement benefit obligation     297,886    (244,967)

     The Company also has a 401(k) plan, which covers substantially all its employees. The Company matches up to 40% of an employee's contributions in Company stock, subject to a $1,040 limitation. The value of the match was $329,000, $371,000, and $394,000 in 1998, 1997, and 1996, respectively.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)

     In addition, the Company had a long-term incentive plan, which covered eligible members of senior management. Awards were at the discretion of the Board of Directors. The Company discontinued this plan in 1998. No amounts were earned in the current year.

(9)  COMMITMENTS AND CONTINGENCIES

     The Company is a party in or may be affected by various matters under litigation. Many of the improvements required by the Safe Drinking Water Act have been completed. The Company expects that some of its subsidiaries will need to make significant additional improvements, however, including, but not limited to, construction of treatment plants, new wells and replacement of water mains, to stay in compliance with environmental regulations and to replace aging plants. Management believes that the ultimate treatment of these expenditures and the various matters under litigation will not have a significant adverse effect on either the Company's future results of operations, financial position or cash flows. Estimated losses including the expected cost of legal fees are recorded for any litigation where a loss is probable and can be reasonably estimated.

     The Company has operating leases for buildings, vehicles, water meters and office equipment. Rental expenses relating to these leases for the years ended December 31, 1998, 1997 and 1996 were approximately $766,000, $832,000, and $1,333,000, respectively. At December 31, 1998, minimum future lease payments under noncancelable operating leases are $657,000 in 1999, $540,000 in 2000, $411,000 in 2001, $319,000 in 2002, $276,000 in
     2003, and $568,000 thereafter.

     Following an audit of the Company, the Maine State Tax Assessor assessed additional state corporate income taxes against the Company for the period 1988 to 1993 due to the application of the unitary tax method. The amount of the additional taxes, penalties and interest assessed was $586,207 as of February 15, 1998. The Company has agreed to the application of the unitary tax method with the State of Maine. The related additional taxes, penalties and interest for the period 1988-1993 as well as the additional liability for the period 1994-1998 are reflected in the accompanying consolidated financial statements as of December 31, 1998.

     The Company plans to expend approximately $35 million, of which $13.3 million is budgeted for 1999, on a new water treatment facility necessary to meet environmental requirements. The Company's capital program, along with sinking fund requirements and long-term debt retirements is expected to be financed through internally-generated funds, existing credit facilities and the issuance of new long-term debt.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)



(10) EARNINGS PER SHARE


(In Thousands Except per Share Amounts)                1998        1997        1996

Basic
Weighted average basic shares                           9,005       8,857       8,625
Income from continuing operations                    $ 16,251    $ 12,076    $  9,481
Preferred dividends                                       (55)        (54)        (55)
Earnings from continuing operations
applicable to common shares                            16,196      12,022       9,426
Loss from discontinued operations                        --        (2,737)     (3,230)
                                                     --------    --------    --------
Net income applicable to common shares               $ 16,196    $  9,285    $  6,196
                                                     ========    ========    ========
Basic earnings per common share from continuing
operations                                           $   1.80    $   1.36    $   1.09
Loss per common share from discontinued operations       --      $  (0.31)   $  (0.37)
                                                     --------    --------    --------
Total basic earnings per common share                $   1.80    $   1.05    $   0.72
                                                     ========    ========    ========

Diluted
Weighted average number of shares outstanding           9,005       8,857       8,625
Net effect of dilutive common stock equivalents            17           2           3
                                                     --------    --------    --------
Weighted average diluted shares                         9,022       8,859       8,628
                                                     ========    ========    ========
Earnings from continuing operations applicable to
common shares                                        $ 16,196    $ 12,022    $  9,426
Loss from Discontinued Operations                        --        (2,737)     (3,230)
                                                     --------    --------    --------
Net Income applicable to common shares               $ 16,196    $  9,285    $  6,196
                                                     ========    ========    ========
Diluted earnings per common share from continuing
operations                                           $   1.80    $   1.36    $   1.09
Loss per common share from discontinued operations       --      $  (1.31)   $  (0.37)
                                                     --------    --------    --------
Total diluted earnings per common share              $   1.80    $   1.05    $   0.72
                                                     ========    ========    ========

     Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share for the years 1998, 1997, and 1996 were determined by taking employee stock options into account. In 1997, the Company adopted SFAS No. 128, Earnings per Share. As a result, reported earnings per share for 1998 and 1997 were restated. The effect of this accounting change had no impact on the previously reported earnings per share.

                             CONSUMERS WATER COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

                                   (Continued)

(11) DISCONTINUED OPERATIONS

     On April 29, 1997, the Company announced its intention to dispose of its technical services company, CAT. The Company has been unsuccessful in selling CAT as an on-going business and is proceeding with its liquidation. Estimated loss on the disposal of $1.5 million, net of tax benefits of $773,000 was recorded in the first quarter of 1997. In the fourth quarter of 1997, an additional reserve of $850,000 net of tax benefits of $438,000 was recorded to reflect additional expenses associated with the completion of contracts. CAT's operations were substantially shutdown during 1997. The operating results of CAT prior to the date of discontinuance are shown under discontinued operations on the accompanying consolidated statements of income and all financial statements of prior periods have been restated. Total sales for the discontinued operations during 1998 and 1997 were $338,000 and $4,039,000, respectively. Net assets of the discontinued operations approximate realizable value. A summary of the net assets of discontinued operations follows:

                                                             December 31,
                                                         1998         1997

              Cash                                    $   92,000   $  332,000
              Receivables, net                           524,000    1,815,000
              Income taxes receivable                    772,000    2,443,000
              Other current assets                          --         16,000
                                                      ----------   ----------

                Total assets                           1,388,000    4,606,000
                                                      ----------   ----------

              Accounts payable                            12,000       17,000
              Accrued expenses                            93,000    1,816,000
              Other                                       93,000       94,000
                                                      ----------   ----------

                Total liabilities                        198,000    1,927,000
                                                      ----------   ----------

              Net assets of discontinued operations   $1,190,000   $2,679,000
                                                      ==========   ==========

(12) SUBSEQUENT EVENT

     On March 10, 1999, The Company completed a merger (the Merger) with Philadelphia Suburban Corporation (PSC). The Merger was effected pursuant to a June 27, 1998 merger agreement, as amended and restated by the parties effective as of August 5, 1998. The Merger was completed after the transaction received the approvals from the state utility commissions in each state in which the companies operate. The shareholders of each company approved the Merger at special meetings held on November 16, 1998. Pursuant to the merger agreement, PSC issued 13,014,015 shares of common stock in exchange for all of the outstanding stock of the Company. The Company's common shareholders received 1.432 shares of PSC's common stock for each company common share and the Company's preferred shareholders received
     5.649 shares of PSC's common stock for each preferred share. As a result of the Merger, the Company became a wholly-owned subsidiary of PSC. The Merger will be accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16.